Exhibit 99.1

Horizon Technology Finance Announces
Third Quarter 2018 Financial Results

Grows Net Investment Income to $0.30 per share;

NAV Increases to $11.66 per share;

Portfolio Increases for Second Consecutive Quarter

FARMINGTON, Conn., October 30, 2018 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•	Earned net investment income of $3.4 million, or $0.30 per share, for the quarter
•	Net asset value equaled $134.5 million, or $11.66 per share, at quarter end
•	Funded $24.2 million in loans to seven companies
•	Achieved an annualized portfolio yield on debt investments of 14.8% for the quarter
•	Ended the quarter with an investment portfolio of $239.8 million
•	Experienced liquidity events from four portfolio companies
•	Total liquidity as of September 30, 2018 was $20.1 million
•	Floating rate loans comprised 99% of the outstanding principal of the loan portfolio, at quarter end
•	At quarter end, held a portfolio of warrant and equity positions in 78 portfolio companies
•	Asset coverage for borrowed amounts of 219% as of September 30, 2018
•	Declared distributions of $0.10 per share payable in each of January, February and March 2019
•	Received shareholder approval to reduce the asset coverage requirements applicable to the Company from 200% to 150% as permitted by the Small Business Credit Availability Act
•	Shareholders approved new investment management agreement, which reduced the base management fee on gross assets less cash and cash equivalents in excess of $250 million from 2.00% to 1.60%

“We generated strong results in the third quarter, continuing the positive momentum we established in the first half of 2018,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Specifically, we grew the portfolio for the second consecutive quarter and increased net investment income for the third consecutive quarter, while achieving a loan portfolio yield of 14.8%, one of the highest yielding floating rate loan portfolios in the BDC industry. Consistent with our focus on enhancing Horizon’s liquidity and growth potential, we are pleased to have received shareholder approval to increase our leverage ratio, which will provide us increased flexibility to grow and diversify our investment portfolio.”

Mr. Pomeroy added, “We continue to experience strong demand for our venture debt products as highlighted by our larger portfolio and increased backlog, which we believe positions Horizon well for further success. We remain committed to pursuing additional investment opportunities with an emphasis on credit quality and providing stable distributions and long-term value to shareholders.

Operating Results

Total investment income was $7.8 million for the three months ended September 30, 2018, as compared to $6.8 million for the three months ended September 30, 2017. The year-over-year increase in total investment income is primarily due to higher interest income on investments resulting from the larger average size of the loan portfolio. For the nine months ended September 30, 2018 and 2017, total investment income was $22.3 million and $19.6 million, respectively.

The Company’s dollar-weighted annualized yield on average debt investments for the three months ended September 30, 2018 and 2017 was 14.8% and 16.5%, respectively. Horizon's dollar-weighted annualized yield on average debt investments for the nine months ended September 30, 2018 and 2017 was 14.8% and 15.5%, respectively.

The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total net expenses for the three months ended September 30, 2018 were $4.4 million, as compared to $3.0 million for the three months ended September 30, 2017. Interest expense increased year-over-year primarily due to an increase in average borrowings. Base management fee increased year-over-year primarily due to an increase in the average size of the investment portfolio. For the three months ended September 30, 2018, incentive fee expense was $0.9 million, as compared to $0.3 million for the three months ended September 30, 2017. During the three months ended September 30, 2018, our Advisor waived performance based incentive fees of $0.4 million which resulted in $0.4 million of reduced expense and additional net investment income for the three months ended September 30, 2018.

Net investment income for the three months ended September 30, 2018 was $3.4 million, or $0.30 per share, as compared to $3.8 million, or $0.33 per share, for the three months ended September 30, 2017. For the nine months ended September 30, 2018 and 2017 net investment income totaled $9.9 million, or $0.86 per share.

For the three months ended September 30, 2018, the net realized gain on investments was $0.1 million, or $0.01 per share, as compared to net realized loss on investments of $0.4 million, or $0.04 per share, for the three months ended September 30, 2017. For the nine months ended September 30, 2018 and 2017, the net realized loss on investments was $0.2 million, or $0.02 per share, and $11.1 million, or $0.96 per share, respectively.

For the three months ended September 30, 2018, the net unrealized appreciation on investments was $0.8 million, or $0.06 per share, as compared to net unrealized depreciation on investments of $0.7 million, or $0.06 per share, for the three months ended September 30, 2017. For the nine months ended September 30, 2018, net unrealized appreciation on investments was $0.1 million, or $0.01 per share, as compared to net unrealized appreciation on investments of $8.3 million, or $0.72 per share, for the nine months ended September 30, 2017.

Portfolio Summary and Investment Activity

As of September 30, 2018, the Company’s debt portfolio consisted of 33 secured loans with an aggregate fair value of $215.1 million. In addition, the Company’s total warrant, equity and other investments in 82 portfolio companies had an aggregate fair value of $20.2 million as of September 30, 2018. Total portfolio investment activity as of and for the three and nine months ended September 30, 2018 and 2017 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Beginning portfolio	$226,467	$179,084	$222,099	$194,003
New debt investments	24,200	18,321	64,725	66,311
Less refinanced debt investments	—	—	(2,479)	—
Net new debt investments	24,200	18,321	62,246	66,311
Investment in controlled affiliate investments	344	—	4,413	—
Principal payments received on investments	(5,591)	(7,202)	(19,568)	(27,536)
Early pay-offs	(6,610)	(12,600)	(26,935)	(52,117)
Accretion of debt investment fees	524	459	1,605	1,397
New debt investment fees	(375)	(270)	(1,884)	(960)
New equity	74	—	1,090	—
Warrants received in settlement of fee income	161	—	161	—
Proceeds from sale of investments	(294)	—	(3,360)	(1,572)
Net realized gain (loss) on investments	66	(429)	(237)	(11,098)
Net unrealized appreciation (depreciation) on investments	791	(659)	127	8,276
Ending portfolio	$239,757	$176,704	$239,757	$176,704

Net Asset Value

At September 30, 2018, the Company’s net assets were $134.5 million, or $11.66 per share, as compared to $136.0 million, or $11.81 per share, as of September 30, 2017, and $135.1 million, or $11.72 per share, as of December 31, 2017.

For the three months ended September 30, 2018, the net increase in net assets resulting from operations was $4.3 million, or $0.37 per share, compared to a net increase in net assets of $2.7 million, or $0.24 per share, for the three months ended September 30, 2017.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2018 and December 31, 2017:

($ in thousands)	September 30, 2018			December 31, 2017
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	4	$30,646	14.2%	4	$18,701	9.2%
3	24	163,753	76.1	25	176,560	86.6
2	5	20,745	9.7	3	5,632	2.8
1	—	—	—	1	2,900	1.4
Total	33	$215,144	100.0%	33	$203,793	100.0%

As of September 30, 2018 and December 31, 2017, Horizon’s loan portfolio had a weighted average credit rating of 3.0, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of September 30, 2018, there were no debt investments with an internal credit rating of 1. As of December 31, 2017, there was one debt investment with an internal credit rating of 1, with a cost of $3.0 million and a fair value of $2.9 million.

Liquidity Events

During the quarter ended September 30, 2018, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, WebLinc Corporation ("WebLinc") prepaid the outstanding principal balance of $3.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in WebLinc.

In August, SavingStar, Inc. prepaid the outstanding principal balance of $3.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

In August, eAsic Corporation ("eAsic") closed a sale transaction from which Horizon received proceeds of approximately $0.1 million in connection with Horizon's surrender of its warrants in eAsic.

In September, Spring CM, Inc. ("SpringCM") closed a sale transaction from which Horizon received proceeds of approximately $0.2 million in connection with Horizon's termination of its warrants in SpringCM.

Liquidity and Capital Resources

As of September 30, 2018, the Company had $20.1 million in available liquidity, including $5.9 million in cash and $14.2 million in funds available under existing credit facility commitments.

At September 30, 2018, there was $76.0 million outstanding principal balance under the $100.0 million revolving credit facility (the “Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of September 30, 2018, the Company’s debt to equity leverage ratio was 84%, and the asset coverage ratio for borrowed amounts was 219%.

Stock Repurchase Program

On April 27, 2018, the Company’s board of directors extended the Company's previously authorized stock repurchase program until the earlier of June 30, 2019 or the repurchase of $5.0 million of the Company's common stock. During the three and nine months ended September 30, 2018, the Company did not make any repurchases of its common stock. From the inception of the stock repurchase program through September 30, 2018, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Fourth Quarter 2018

On October 26, 2018, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of January, February and March 2019. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
December 17, 2018	December 18, 2018	January 15, 2019	$0.10
January 16, 2019	January 17, 2019	February 15, 2019	$0.10
February 19, 2019	February 20, 2019	March 15, 2019	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning $0.30 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2018 was $0.05 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, October 31, 2018, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 2584208.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through November 2, 2018. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 2584208. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	The IGB Group
Daniel R. Trolio	Leon Berman
Chief Financial Officer	(212) 477-8438
(860) 674-9977	lberman@igbir.com
dtrolio@horizontechfinance.com
Investor Relations and Media Contact:

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30, 2018	December 31, 2017

Assets
Non-affiliate investments at fair value (cost of $228,313 and $219,303, respectively)	$227,813	$218,600
Non-controlled affiliate investments at fair value (cost of $7,882 and $3,774, respectively)	7,531	3,499
Controlled affiliate investments at fair value (cost of $4,413 and $0, respectively)	4,413	—
Total investments at fair value (cost of $240,608 and $223,077, respectively)	239,757	222,099
Cash	5,909	6,594
Interest receivable	4,765	3,986
Other assets	1,731	1,467
Total assets	$252,162	$234,146

Liabilities
Borrowings	$112,284	$94,075
Distributions payable	3,459	3,456
Base management fee payable	410	379
Incentive fee payable	851	541
Other accrued expenses	702	620
Total liabilities	117,706	99,071

Commitments and Contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,698,864 and 11,687,871 shares issued and 11,531,399 and 11,520,406 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	12	12
Paid-in capital in excess of par	179,606	179,641
Distributions in excess of net investment income	(2,372)	(1,898)
Net unrealized depreciation on investments	(851)	(978)
Net realized loss on investments	(41,939)	(41,702)
Total net assets	134,456	135,075
Total liabilities and net assets	$252,162	$234,146
Net asset value per common share	$11.66	$11.72

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Investment income
Interest income on investments
Interest income on non-affiliate investments	$7,094	$6,164	$20,385	$17,861
Interest income on non-controlled affiliate investments	193	81	528	81
Total interest income on investments	7,287	6,245	20,913	17,942
Fee income
Prepayment fee income on non-affiliate investments	102	399	414	1,187
Fee income on non-affiliate investments	325	130	875	485
Total fee income	427	529	1,289	1,672
Dividend income
Dividend income on affiliate investments	83	—	83	—
Total dividend income	83	—	83	—
Total investment income	7,797	6,774	22,285	19,614
Expenses
Interest expense	1,681	1,140	4,616	3,540
Base management fee	1,197	921	3,399	2,783
Performance based incentive fee	1,297	258	2,823	1,094
Administrative fee	162	194	517	575
Professional fees	289	275	997	1,105
General and administrative	215	189	636	600
Total expenses	4,841	2,977	12,988	9,697
Performance based incentive fee waived	(446)	—	(605)	—
Net expenses	4,395	2,977	12,383	9,697
Net investment income	3,402	3,797	9,902	9,917
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-affiliate investments	66	(429)	(237)	(11,098)
Net realized gain (loss) on investments	66	(429)	(237)	(11,098)
Net unrealized appreciation (depreciation) on non-affiliate investments	761	(640)	202	8,295
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	30	(19)	(75)	(19)
Net unrealized appreciation (depreciation) on investments	791	(659)	127	8,276
Net realized and unrealized gain (loss) on investments	857	(1,088)	(110)	(2,822)
Net increase in net assets resulting from operations	$4,259	$2,709	$9,792	$7,095
Net investment income per common share	$0.30	$0.33	$0.86	$0.86
Net increase in net assets per common share	$0.37	$0.24	$0.85	$0.62
Distributions declared per share	$0.30	$0.30	$0.90	$0.90
Weighted average shares outstanding	11,529,611	11,518,552	11,525,906	11,516,246